Exhibit 5.1

22 Grenville Street
St Helier
Jersey JE4 8PX
Channel Islands

T +44 1534 676 000
F +44 1534 676 333

mourantozannes.com

Shire plc

22 Grenville Street

St Helier

Jersey JE4 8PX

Channel Islands

14 April 2016

Our ref: 8020158/64889742/8

Dear Sirs

Shire plc (the Company)

We have acted as Jersey legal advisers to the Company and are giving this opinion in connection with the Registration Statement on Form S-4 (Registration No. 333-209648) of the Company filed with the United States Securities and Exchange Commission (the Registration Statement).

We have not been concerned with investigating or verifying the facts set out in the Registration Statement.

This opinion, which is addressed to the Company, is to be filed as an exhibit to the Registration Statement.

Documents examined and related matters

For the purposes of this opinion we have examined and relied upon copies of the following documents:

1.                                      the Registration Statement;

2.                                      the Merger Agreement;

3.                                      the Company’s memorandum and articles of association; and

4.                                      minutes of the meeting of the board of directors of the Company held on 12 April 2016.

For the purposes of this opinion, we have not:

1.                                      examined any other document relating to the Merger or the New Shares (including, without limitation, any document incorporated by reference in, or otherwise referred to in, the Registration Statement); or

2.                                      undertaken any exercise that is not described in this opinion and, in particular, we have not examined any contracts, instruments or other documents entered into or affecting the Company or conducted any searches or enquiries in relation to the Company at any public office or registry in Jersey.

Mourant Ozannes is a Jersey partnership

A list of the partners is available at mourantozannes.com

In this opinion:

1.                                      Baxalta means Baxalta Incorporated;

2.                                      Jersey Companies Law means the Companies (Jersey) Law 1991;

3.                                      Merger means the merger described in the Merger Agreement pursuant to which Merger Sub will merge with and into Baxalta, with Baxalta surviving the merger as a wholly-owned subsidiary of the Company;

4.                                      Merger Agreement means the Agreement and Plan of Merger dated as of January 11, 2016 between the Company, Merger Sub and Baxalta;

5.                                      Merger Sub means BearTracks, Inc.; and

6.                                      New Shares means new ordinary shares of 5 pence each in the capital of the Company, which are to be issued by the Company in connection with the Merger and New Share means any of them.

In this opinion, headings are for convenience only and do not affect its interpretation.

Assumptions

In giving this opinion, we have assumed:

1.                                      that the shareholders of the Company have authorised, or will authorise, the directors of the Company, to allot and issue the New Shares;

2.                                      that the directors have not exceeded any applicable allotment authority conferred on the directors by the shareholders;

3.                                      that, at a duly convened and quorate meeting, a committee of the board of directors of the Company will resolve to allot and issue the New Shares in accordance with the Merger Agreement;

4.                                      that all New Shares will be duly allotted and issued in accordance with the Company’s articles of association;

5.                                      that any holder of New Shares will have (a) the capacity power and authority; (b) taken all necessary action; and (c) obtained all necessary consents and approvals, to become a registered holder of New Shares;

6.                                      all conditions to the Merger, as set out in the Registration Statement and Merger Agreement, have been satisfied;

7.                                      that the Company is not insolvent or unable to pay its debts as they fall due and no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside Jersey in relation to the Company or any of its assets or revenues;

8.                                      the authenticity, accuracy, completeness and conformity to original documents of all documents and certificates examined by us;

9.                                      that words and phrases used in the Registration Statement have the same meaning and effect as they would if the Registration Statement were governed by Jersey law;

10.                               the performance of each obligation by the Company in connection with the Merger is not illegal or contrary to public policy in any place outside Jersey in which that obligation is to be performed;

11.                               all acts, conditions or things required to be fulfilled, performed or effected in connection with the Merger under the laws of any jurisdiction other than Jersey have been duly fulfilled, performed and effected;

12.                               the directors of the Company have complied with their duties as directors in so far as relevant to this opinion letter;

13.                               that there is no provision of any law (other than Jersey law) that would affect anything in this opinion; and

14.                               that no event occurs after today’s date that would affect anything in this opinion.

Opinion

As a matter of Jersey law and based on, and subject to, the assumptions, limitations and qualifications set out in this opinion, we are of the opinion that in relation to any New Share to be allotted and issued in connection with the Merger, upon the:

(a)                                receipt in full by the Company of the consideration due from the person to whom such New Share is to be issued in accordance with the terms of the Merger Agreement; and

(b)                                entry of the name of such person (or such person’s nominee) as the holder of that New Share in the Company’s register of members,

that New Share will be validly issued and fully paid and no further contribution in respect of such New Share will be required to be made to the Company by such person, by reason solely of such person (or such person’s nominee) being the holder of such New Share.

Qualifications

Our opinion is subject to any matter of fact not disclosed to us and to the following qualifications:

1.                                      we express no opinion as to the validity or otherwise of the issue of any American depositary shares in connection with the Merger or the Merger Agreement or as to compliance or otherwise with the terms of the depositary agreement relating to such American depositary shares;

2.                                      insofar as any obligation in connection with the Merger is to be performed in any jurisdiction other than Jersey, a Jersey court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance;

3.                                      we express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Company under or in respect of the Merger or the Merger Agreement;

4.                                      in our opinion under Jersey law there is doubt as to the enforceability in Jersey, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the United States Federal or State securities laws;

5.                                      the Company will be required to comply with applicable procedures and regulations designed to prevent money laundering, breaches of sanctions and the financing of terrorism, and may require certain documentation and information in relation to a holder of New Shares;

6.                                      Article 28 of the Jersey Companies Law provides that a minor or interdict may not become a member of a Jersey company unless his or her rights of membership were transmitted to the person on the death of the holder of the relevant share;

7.                                      Article 48(1) of the Jersey Companies Law provides that no notice of a trust, whether express, implied or constructive, shall be entered on the register of members of a Jersey company.  Article 48(2) of the Jersey Companies Law provides that the register of members of a Jersey company is prima facie evidence of any matters which are directed or authorized to be inserted in it by the Jersey Companies Law, including the name of every member of the company and the number of shares held by him.  If a person is, without sufficient reason, entered in, or omitted from, a company’s register of members or there is a failure or unnecessary delay in entering on the register the fact of a person having ceased to be a member, the aggrieved person, a member of the company or the company may apply to the court for rectification of the register (including, in certain circumstances, retrospective rectification); and

8.                                      the obligations of the Company in connection with the Merger and the New Shares and the remedies available under or in respect of the Merger and the New Shares will be subject to any law from time to time in force relating to bankruptcy, insolvency, liquidation, reorganisation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights.

Jersey law

This opinion is limited to matters of, and is interpreted in accordance with, Jersey law as at the date of this opinion.  We express no opinion with respect to the laws of any other jurisdiction.  We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may come to our attention, or any changes in law which may occur, after the date of this opinion.

Consent

We consent to the disclosure of this opinion as an exhibit to the Registration Statement and its filing with the US Securities and Exchange Commission.

Yours faithfully

/s/ Mourant Ozannes

Mourant Ozannes